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Exhibit 2.1

EXHIBITS

    Acquisition Agreements between View Systems, Inc. and RealView Systems, Inc.

RealView Systems, Inc, aka View Systems, Inc.
Special Meeting of Shareholders
October 28, 1998, 9693 Gerwig Lane, Suite Q,Columbia, Md.

    A meeting was called at the offices of Real View Systems, aka View Systems, Inc. at 10:00 a.m. Gunther Than chaired the meeting and Linda Than kept the minutes. Gunther and Linda Than attended by conference call. Also, in attendance was Anne Lansinger and Drew Jiranek. Notice of the special shareholder meeting had been given as required by the By-laws of the Company. A copy of written notice is attached to these minutes, as well as the shareholders (with addresses) to which it was sent. Gunther Than acknowledged that he had spoken personally to many of the shareholders. Drew Jiranek noted that he had spoken to Russ Benefield about the shareholder meeting several times. Drew Jiranek indicated that he faxed the notice of the shareholder meeting to Jack Dalton after notice that was sent by regular mail had been returned and he confirmed that the fax was received.

    Linda Than reported that the company had received proxies from Ron Guillot, Ross Harlan, Robert Cahoon, Wayne Kerber, J. William Dysart, Timothy Gay, Jack Dalton, Carol Beemer, David Hume, Isolde Etie and Lee Gaddis and an unknown person (signature could be read). Ron Guillot has 5,000 shares; Ross Harlan has 2,500 shares; Robert Cahoon has 5,000 shares; Wayne Kerber has 8,000 shares; J. William Dysart has 38,100 shares; Timothy Gay has 7,500 shares; Jack Dalton has 3,000 shares; Carol Beemer has 5000 shares; David Hume has 38,400 shares; Isolde Etie has 1,000 shares; and Lee Gaddis has 10,000 shares. Gunther Than reported that Leokadia Than had given him his proxy. Leokadia Than has 600,000 shares. The other indicated shareholders had also signed their proxy to vote their shares to Gunther Than. Copies of the proxies are attached to these minutes.

    Gunther Than noted that there was a quorum for the meeting through the attendance at the meeting of shareholders either by proxy or in person.

    The following shareholders had sent in their original share certificates in anticipation of exchanging them pursuant to the plan of merger: Don Walker—1,750 shares; Lee Gaddis—10,000 shares; Timothy Gay—7,500 shares; Bob Cahoon—5,000 shares; Michael Woodfard—25,000 shares; View Technologies, Inc.—10,000 shares. Gunther Than indicated that he thought these shares should be treated as voting for the plan of merger.

    Gunther Than presented the plan of merger, which was approved by RealView's board. Under the plan, RealView shareholders will receive 1.33 shares of stock in View Systems for every 1 share of RealView stock they own. They are to send in their stock certificates for RealView and the company is going to send them the new stock certificates for View Systems, Inc. A letter explaining the plan of merger was sent by Gunther Than to all shareholders, a copy of which is attached.

    RESOLVED: That the plan of merger between View Systems, Inc. aka Bigi, Inc. and RealView Systems, Inc. is hereby approved and Gunther Than is authorized to proceed with the share exchange under this plan of merger and all other actions necessary to consumate the merger. This resolution was passed through unanimous approval of all shareholders present, either in person or by proxy.

    There being no further business, the meeting was adjourned.

CONSENT ACTION OF THE BOARD OF DIRECTORS
OF VIEW SYSTEMS, INC.

    The undersigned, being the sole director of View Systems, Inc., f/k/a Bigi, Inc., a Florida corporation (hereinafter the "Company") does unanimously consent to the following actions taken at a meeting on September 30, 1998.

    RESOLVED: To issue 2,000,000 shares of the Company's restricted stock as follows:

1.	Beemer, Carol	6,667
2.	Benefield, Russel	262,275, corrected to 131,338
3.	Cahoon, Bob	6,675
4.	Clayton, Columbine	6,675
5.	Dalton, Jack	4,000
6.	Dysart, William	50,675
7.	Etie, Isolde	1,350
8.	Gaddis, N. Lee	13,350
9.	Gay, Timothy	10,000
10.	Goode, John	33,350
11.	Griep, Justin	80,000
12.	Gross, Robert	14,150
13.	Guillot, Ron	6,675
14.	Harlen, Ron	3,350
15.	Holcomb, Ben	14,675
16.	Hume, David	77,875
17.	Kerber, Wayne	10,675
18.	Lansinger, Regina	13,350
19.	Lindsey, Warren	33,350
20.	Paone, Ellen	1,675
21.	Than, Gunther	446,950, corrected to 1,046,800
22.	Than, Leokadia	799,850, corrected to 200,000
23.	Than, Linda	66,700
24.	Walker, Don	2,350
25.	Woodford, Michael	33,350

    There being no further business before this Board at this time, the Meeting was adjourned.

Gunther Than, Sole Director

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Exhibit 2.1